Contacts:  ClearOne Communications, Inc.
Greg LeClaire
(801) 975-7200

CLEARONE REPORTS IMPROVED PERFORMANCE
FOR FISCAL 2008 SECOND QUARTER

Salt Lake City, UT – January 30, 2008 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported solid growth in sales and earnings for the second quarter of fiscal 2008 ended December 31, 2007.

Revenue for the fiscal 2008 second quarter increased 7% to $10.8 million from $10.1 million in the same quarter of last year.  Gross profit grew 21% to $6.4 million, or 59% of revenues, from $5.2 million, or 52% of revenues, for the prior year period.  Operating income rose to $1.9 million from $915,000 in the same quarter last year.  Net income advanced to $1.8 million, or $0.16 per diluted share, from $1.1 million, or $0.09 per diluted share, a year ago.

Under a share repurchase plan announced in August 2007, the company purchased approximately 181,000 shares of its common stock during the fiscal 2008 second quarter and 88,000 shares in the fiscal first quarter.

“The improved performance primarily reflected increased sales of our professional audio conferencing products, which carry our highest margins,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “Gross profit in the quarter also benefited from lower inventory obsolescence reserve requirements and lower unfavorable manufacturing variances than in last year’s second quarter.  These factors, combined with the reduced number of shares outstanding, contributed to the 80% increase in our earnings per share.”

For the first six months of fiscal 2008, revenue increased to $20.2 million from $19.5 million in the same period of fiscal 2007.  Gross profit grew to $11.5 million from $10.3 million for the prior year period.  Operating income was $809,000 compared with operating income of $1.2 million in the same period last year.  Net income was $858,000, or $0.08 per diluted share, compared with net income for the prior year period of $1.8 million, or $0.15 per diluted share.

Financial results for the first half of fiscal 2008 include the establishment of a $1.9 million accrual for a contingent liability.  The company accrued $1.8 million in its first quarter and an additional $115,000 in its second quarter of fiscal 2008, representing the probable amount that as of the date of the financial statements could be reasonably estimated of its liability, through trial, associated with the advancement of funds related to indemnification agreements with two former officers. The company has been advised that the trial date has been moved to April 21, 2008.

At December 31, 2007, the company had cash, cash equivalents, and marketable securities of $22.7 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share amounts)

	(unaudited)	(audited)
	December 31,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,014	$2,782
Marketable securities	19,676	19,871
Accounts receivable, net of allowance for doubtful accounts	7,790	8,025
of $60 and $54, respectively
Deposit, Bond for Preliminary Injunction	910	0
Note Receivable	126	163
Inventories, net	6,792	7,263
Income tax receivable	0	0
Deferred income taxes	124	0
Prepaid expenses	512	213
Net assets of discontinued operations	0	0
Total current assets	38,944	38,317

Property and equipment, net	2,651	2,694
Note Receiveable - long-term	0	43
Other assets	9	9
Deferred income taxes	0	0
Total assets	$41,604	$41,063

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,295	$1,745
Accrued taxes	0	660
Accrued liabilities	3,048	1,874
Deferred product revenue	4,980	4,872
Total current liabilities	9,323	9,151

Deferred rent	777	855
Deferred income taxes, net	124	0
Other long-term liabilities	1,084	619
Total liabilities	11,308	10,625

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized,
10,771,165 and 10,861,920 shares issued and outstanding, respectively	11	11
Additional paid-in capital	46,877	47,582
Accumulated deficit	(16,592)	(17,155)
Total shareholders' equity	30,296	30,438
Total liabilities and shareholders' equity	$41,604	$41,063

See accompanying notes to condensed consolidated financial statements

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands of dollars, except per share amounts)

	Three Months Ended				Six Months Ended
	December 31,		December 31,		December 31,		December 31,
	2007		2006		2007		2006
		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Product Revenue:	$10,787	100%	$10,107	100%	$20,229	100%	$19,518	100%

Cost of goods sold:
Total cost of goods sold	4,414	41%	4,860	48%	8,714	43%	9,176	47%
Gross profit	6,373	59%	5,247	52%	11,515	57%	10,342	53%

Operating expenses:
Marketing and selling	1,578	15%	1,789	18%	3,180	16%	3,707	19%
General and administrative	1,198	11%	688	7%	4,093	20%	1,497	8%
Research and product development	1,678	16%	1,855	18%	3,433	17%	3,934	20%
Total operating expenses	4,454	41%	4,332	43%	10,706	53%	9,138	47%

Operating income	1,919	18%	915	9%	809	4%	1,204	6%

Other income, net:
Interest income	296	3%	283	3%	610	3%	590	3%
Other, net	15	0%	37	0%	43	0%	62	0%
Total other income (expense), net	311	3%	320	3%	653	3%	652	3%

Income (loss) from continuing operations before income taxes	2,230	21%	1,235	12%	1,462	7%	1,856	10%
(Provision) benefit from income taxes	-449	-4%	-155	-2%	-620	-3%	-136	-1%
Income (loss) from continuing operations	1,781	17%	1,080	11%	842	4%	1,720	9%

Income from discontinued operations	1	0%	4	0%	16	0%	41	0%

Net income (loss)	$1,782	17%	$1,084	11%	$858	4%	$1,761	9%

Basic earnings per common share	$0.16		$0.09		$0.08		$0.15
Diluted earnings per common share	$0.16		$0.09		$0.08		$0.15

Basic weighted average shares	10,840,193		11,922,641		10,900,725		12,053,745
Diluted weighted average shares	10,941,491		11,957,706		11,012,239		12,100,794

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